Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 3rd QUARTER 2014 RESULTS

Consolidated 3rd Quarter 2014 Highlights:

•                  Consolidated Revenue Increased 4.0%, Operating Cash Flow Increased 7.0% and Operating Income Increased 9.7%

•                  Free Cash Flow Increased 26.7% to $2.5 Billion

•                  Earnings per Share Increased 52.3% to $0.99; Excluding Income Tax Adjustments and Transaction-Related Costs, EPS Increased 12.3% to $0.73

•                  Quarterly Dividends and Quarterly Share Repurchases Increased 31.6% to $1.3 Billion

Cable Communications 3rd Quarter 2014 Highlights:

•                  Cable Communications Revenue Increased 5.2% and Operating Cash Flow Increased 5.1%

•                  Cable Communications Customer Relationships Increased by 82,000 to 26.9 Million

•                  Video Customer Net Losses Declined to 81,000, The Best Third Quarter Result in 7 Years

•                  High-Speed Internet Customers Increased by 315,000 and Revenue Grew 9.6%

•                  Business Services Revenue Increased 21.0%, Achieving a $4 Billion Annualized Run-Rate

NBCUniversal 3rd Quarter 2014 Highlights:

•                  NBCUniversal Revenue Increased 1.2% and Operating Cash Flow Increased 13.3%;  Operating Cash Flow Margins Expanded to 23.9% from 21.4% in the Prior Year Period

•                  Broadcast Revenue Increased 7.7% and Operating Cash Flow Increased Over $100 Million

•                  NBC Ended the Full 2013-2014 Season Ranked #1 Among Adults 18-49

•                  Theme Parks Revenue Increased 18.7% and Operating Cash Flow Increased 16.9%, Driven by the Successful Opening of The Wizarding World of Harry Potter ™ – Diagon Alley ™ in Orlando

PHILADELPHIA – October 23, 2014… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended September 30, 2014.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “I am pleased to report strong revenue, operating cash flow and free cash flow growth for the third quarter of 2014. Cable results highlight the consistent strength of high-speed Internet and business services, and video customer results were the best for a third quarter in seven years.  We continue to focus on innovation and providing the best experience for our customers, and we are thrilled with the response to our superior X1 platform, which recently reached five million boxes deployed. At NBCUniversal, we had another outstanding quarter with double-digit operating cash flow growth, driven by ratings momentum at NBC Broadcast and the successful opening of The Wizarding World of Harry Potter ™– Diagon Alley ™ in Orlando.”

Consolidated Financial Results

		3rd Quarter			Year to Date
($ in millions)	2013	2014	Growth	2013	2014	Growth
Revenue	$16,151	$16,791	4.0%	$47,731	$51,043	6.9%
Excluding Olympics				$47,731	$49,940	4.6%
Operating Cash Flow[1]	$5,330	$5,704	7.0%	$15,789	$17,046	8.0%
Excluding Transaction-Related Costs & Pension Costs	$5,404	$5,781	7.0%	$15,863	$17,184	8.3%
Operating Income	$3,414	$3,745	9.7%	$9,916	$11,117	12.1%
Earnings per Share[2]	$0.65	$0.99	52.3%	$1.84	$2.46	33.7%
Excluding Adjustments (see Table 4)	$0.65	$0.73	12.3%	$1.81	$2.17	19.9%
Free Cash Flow[3]	$1,968	$2,494	26.7%	$7,054	$6,473	(8.2%)

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Consolidated Revenue for the third quarter of 2014 increased 4.0% to $16.8 billion. Consolidated Operating Cash Flow increased 7.0% to $5.7 billion. The Time Warner Cable and Charter transaction-related costs of $77 million in the third quarter of 2014 were a similar amount to the $74 million of costs associated with the termination of a pension plan in the third quarter of 2013 (See Table 5). Consolidated Operating Income increased 9.7% to $3.7 billion.

For the nine months ended September 30, 2014, consolidated revenue increased 6.9% to $51.0 billion. Excluding $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, consolidated revenue increased 4.6%.  Consolidated operating cash flow increased 8.0% to $17.0 billion.  Excluding $138 million of transaction-related costs in the first nine months of 2014 and pension termination costs in the third quarter of 2013, consolidated operating cash flow increased 8.3% (See Table 5). Consolidated operating income increased 12.1% to $11.1 billion.

Earnings per Share (EPS) for the third quarter of 2014 was $0.99, a 52.3% increase from the $0.65 reported in the third quarter of 2013. Excluding income tax adjustments and transaction-related costs in the third quarter of 2014, EPS increased 12.3% to $0.73 (see Table 4).

EPS for the nine months ended September 30, 2014 was $2.46, a 33.7% increase from the $1.84 reported in the prior year. Excluding income tax adjustments, gains on the sales of investments, a resolution of a prior acquisition contingency and transaction-related costs in the first nine months of 2014, as well as a gain on the sale of wireless spectrum licenses in the first quarter of 2013, EPS increased 19.9% to $2.17 (see Table 4).

Capital Expenditures increased 13.0% to $2.0 billion in the third quarter of 2014 compared to the third quarter of 2013. Cable Communications’ capital expenditures increased $212 million, or 14.8%, to $1.6 billion in the third quarter of 2014, primarily reflecting increased investment in support capital as we launch our cloud based initiatives and spending on customer premise equipment related to the deployment of the X1 platform, as well as our ongoing investment in network infrastructure to increase network capacity. Cable capital expenditures represented 14.9% of Cable revenue in the third quarter of 2014 compared to 13.6% in last year’s third quarter.  NBCUniversal’s capital expenditures increased $11 million, or 4.0%, to $295 million in the third quarter of 2014, primarily reflecting increased investments in Theme Parks.

For the nine months ended September 30, 2014, capital expenditures increased 13.1% to $5.2 billion compared to the prior year.  Cable Communications’ capital expenditures increased $516 million, or 13.7%, to $4.3 billion and represented 13.0% of Cable revenue compared to 12.1% in 2013.  NBCUniversal’s capital expenditures increased $77 million, or 9.5%, to $884 million for the first nine months of 2014.

Free Cash Flow increased 26.7% to $2.5 billion in the third quarter of 2014 compared to $2.0 billion in the third quarter of 2013, reflecting growth in consolidated operating cash flow, improvements in working capital and lower cash taxes on operating items, partially offset by higher capital expenditures.  Free cash flow for the nine months ended September 30, 2014 decreased 8.2% to $6.5 billion compared to $7.1 billion in 2013.

	3rd Quarter			Year to Date

($ in millions)	2013	2014	Growth	2013	2014	Growth
Operating Cash Flow	$5,330	$5,704	7.0%	$15,789	$17,046	8.0%
Capital Expenditures	(1,726)	(1,950)	13.0%	(4,593)	(5,196)	13.1%
Cash Paid for Capitalized Software and Other Intangible Assets	(250)	(258)	3.2%	(694)	(735)	5.9%
Cash Interest Expense	(636)	(656)	3.1%	(1,768)	(1,820)	2.9%
Cash Taxes on Operating Items	(1,044)	(858)	(17.8%)	(2,585)	(2,696)	4.3%
Changes in Operating Assets and Liabilities	165	412	149.7%	583	(493)	NM
Noncash Share-Based Compensation	99	120	21.2%	312	386	23.7%
Distributions to Noncontrolling Interests and Dividends for Redeemable Subsidiary Preferred Stock	(48)	(53)	10.4%	(164)	(170)	3.7%
Other	78	33	(57.7%)	174	151	(13.2%)
Free Cash Flow[3]	$1,968	$2,494	26.7%	$7,054	$6,473	(8.2%)
NM=comparison not meaningful.

Dividends and Share Repurchases. During the third quarter of 2014, Comcast paid dividends totaling $582 million and repurchased 13.9 million of its common shares for $750 million.  In the first nine months of 2014, Comcast has repurchased 43.8 million of its common shares for $2.3 billion.  As of September 30, 2014, Comcast had approximately $5.25 billion available under its share repurchase authorization.

Cable Communications

		3rd Quarter			Year to Date
($ in millions)	2013	2014	Growth	2013	2014	Growth
Cable Communications Revenue
Video	$5,127	$5,179	1.0%	$15,415	$15,596	1.2%
High-Speed Internet	2,592	2,840	9.6%	7,684	8,409	9.4%
Voice	919	913	(0.5%)	2,729	2,755	1.0%
Business Services	836	1,011	21.0%	2,365	2,893	22.3%
Advertising	541	607	12.3%	1,587	1,725	8.7%
Other	476	491	2.4%	1,395	1,449	3.7%
Cable Communications Revenue	$10,491	$11,041	5.2%	$31,175	$32,827	5.3%

Cable Communications Operating Cash Flow	$4,246	$4,464	5.1%	$12,800	$13,428	4.9%
Operating Cash Flow Margin	40.5%	40.4%		41.1%	40.9%

Cable Communications Capital Expenditures	$1,432	$1,644	14.8%	$3,766	$4,282	13.7%
Percent of Cable Communications Revenue	13.6%	14.9%		12.1%	13.0%

Revenue for Cable Communications increased 5.2% to $11.0 billion in the third quarter of 2014 compared to $10.5 billion in the third quarter of 2013, driven by increases of 9.6% in high-speed Internet and 21.0% in business services. The increase in Cable revenue reflects rate adjustments, customers receiving higher levels of services and customer growth (see below).

For the nine months ended September 30, 2014, Cable revenue increased 5.3% to $32.8 billion compared to $31.2 billion in 2013.

Customer relationships increased by 82,000 to 26.9 million during the third quarter of 2014, more than three-times the customer relationship net additions in the third quarter of 2013.  At the end of the third quarter, penetration of our triple product customers increased to 36% compared to 34% in the third quarter of 2013. High-speed Internet customer net additions improved versus last year and were the strongest for a third quarter in five years. Video customer net losses improved 36% year-over-year and were the best result for a third quarter in seven years. Voice net additions slowed, reflecting a focus on double play during the back-to-school season, as well as X1 availability that was more focused on triple play customers last year, making for a difficult comparison.

	Customers		Net Adds
Billable Customers Method[4] (in thousands)	3Q13	3Q14	3Q13	3Q14
Video Customers	22,531	22,376	(127)	(81)
High-Speed Internet Customers	20,283	21,586	297	315
Voice Customers	10,496	11,070	169	68

Single Product Customers	8,921	8,444	(124)	(66)
Double Product Customers	8,491	8,650	(14)	76
Triple Product Customers	9,144	9,763	164	72
Customer Relationships	26,555	26,857	26	82

Operating Cash Flow for Cable Communications increased 5.1% to $4.5 billion in the third quarter of 2014 compared to $4.2 billion in the third quarter of 2013, reflecting higher revenue, partially offset by a 5.3% increase in operating expenses primarily related to higher video programming costs, as well as an increase in advertising, marketing and promotion expenses.  This quarter’s operating cash flow margin was 40.4% compared to 40.5% in 2013.

For the nine months ended September 30, 2014, Cable operating cash flow increased 4.9% to $13.4 billion compared to $12.8 billion in 2013.  Year-to-date operating cash flow margin was 40.9% compared to 41.1% in 2013.

NBCUniversal

	3rd Quarter			Year to Date

($ in millions)	2013	2014	Growth	2013	2014	Growth	Excluding Olympics
NBCUniversal Revenue
Cable Networks	$2,239	$2,255	0.7%	$6,877	$7,236	5.2%	1.5%
Broadcast Television	1,644	1,770	7.7%	4,893	6,207	26.9%	9.6%
Filmed Entertainment	1,400	1,186	(15.2%)	4,004	3,713	(7.3%)
Theme Parks	661	786	18.7%	1,669	1,888	13.1%
Headquarters, Other and Eliminations	(93)	(76)	NM	(257)	(231)	NM
NBCUniversal Revenue	$5,851	$5,921	1.2%	$17,186	$18,813	9.5%	3.0%

NBCUniversal Operating Cash Flow
Cable Networks	$853	$868	1.8%	$2,572	$2,677	4.1%
Broadcast Television	34	142	NM	205	504	145.6%
Filmed Entertainment	189	151	(20.3%)	291	634	117.7%
Theme Parks	343	402	16.9%	747	816	9.1%
Headquarters, Other and Eliminations	(169)	(147)	NM	(421)	(470)	NM
NBCUniversal Operating Cash Flow	$1,250	$1,416	13.3%	$3,394	$4,161	22.6%

Revenue for NBCUniversal increased 1.2% to $5.9 billion in the third quarter of 2014 compared to the third quarter of 2013, as revenue growth in Broadcast Television and Theme Parks was partially offset by lower theatrical revenue in the Filmed Entertainment segment.  Operating Cash Flow increased 13.3% to $1.4 billion compared to $1.3 billion in the third quarter of 2013, driven by strong results at Broadcast Television and Theme Parks.

For the nine months ended September 30, 2014, NBCUniversal revenue increased 9.5% to $18.8 billion compared to $17.2 billion in 2013. Excluding $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, NBCUniversal revenue increased 3.0% (see Table 5).  Operating cash flow increased 22.6% to $4.2 billion compared to $3.4 billion in the first nine months of 2013.

Cable Networks

For the third quarter of 2014, revenue from the Cable Networks segment increased 0.7% to $2.3 billion compared to $2.2 billion in the third quarter of 2013, reflecting a 5.1% increase in distribution revenue, partially offset by a 4.6% decline in advertising revenue, primarily due to a decline in ratings.  Operating cash flow increased 1.8% to $868 million compared to $853 million in the third quarter of 2013, reflecting higher revenue and flat operating costs, even as we continue to invest in programming.

For the nine months ended September 30, 2014, revenue from the Cable Networks segment increased 5.2% to $7.2 billion compared to $6.9 billion in 2013. Excluding $257 million of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 1.5%.  Operating cash flow increased 4.1% to $2.7 billion compared to $2.6 billion in the first nine months of 2013.

Broadcast Television

For the third quarter of 2014, revenue from the Broadcast Television segment increased 7.7% to $1.8  billion compared to $1.6 billion in the third quarter of 2013, driven by an increase in advertising revenue due to strong ratings at the NBC broadcast network, as well as higher retransmission consent fees and an increase in content licensing revenue.  Operating cash flow increased $108 million to $142 million compared to $34 million in the third quarter of 2013, reflecting higher revenue and a slight increase in operating costs and expenses.

For the nine months ended September 30, 2014, revenue from the Broadcast Television segment increased 26.9% to $6.2 billion compared to $4.9 billion in 2013. Excluding $846 million of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 9.6% (see Table 5).  Operating cash flow increased $299 million to $504 million compared to $205 million in the first nine months of 2013.

Filmed Entertainment

For the third quarter of 2014, revenue from the Filmed Entertainment segment decreased 15.2% to $1.2 billion compared to $1.4 billion in the third quarter of 2013, reflecting a decline in theatrical revenue primarily due to the strong box office performance of Despicable Me 2 in the third quarter of 2013. Operating cash flow decreased 20.3% to $151 million compared to $189 million in the third quarter of 2013, reflecting lower revenue, partially offset by a decrease in the amortization of film costs and reduced advertising, marketing and promotion expense due to a smaller film slate.

For the nine months ended September 30, 2014, revenue from the Filmed Entertainment segment decreased 7.3% to $3.7 billion compared to $4.0 billion in 2013.  Operating cash flow increased $343 million to $634 million compared to $291 million in the first nine months of 2013.

Theme Parks

For the third quarter of 2014, revenue from the Theme Parks segment increased 18.7% to $786 million compared to $661 million in the third quarter of 2013, reflecting higher guest attendance and per capita spending, driven by the successful opening of Orlando’s The Wizarding World of Harry Potter ™ – Diagon Alley ™. Third quarter operating cash flow increased 16.9% to $402 million compared to $343 million in the same period last year, reflecting higher revenue, partially offset by an increase in operating costs to support the new attractions.

For the nine months ended September 30, 2014, revenue from the Theme Parks segment increased 13.1% to $1.9 billion compared to $1.7 billion in 2013.  Operating cash flow increased 9.1% to $816 million compared to $747 million in the first nine months of 2013.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended September 30, 2014, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $147 million compared to a loss of $169 million in the third quarter of 2013, reflecting lower employee-related costs.

For the nine months ended September 30, 2014, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $470 million compared to a loss of $421 million in 2013.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended September 30, 2014, Corporate, Other and Eliminations revenue was ($171) million compared to ($191) million in 2013. The operating cash flow loss was $176 million, including $77 million of costs related to the Time Warner Cable and Charter transactions, compared to a loss of $166 million in the third quarter of 2013, including $74 million of costs associated with the termination of a pension plan.

For the nine months ended September 30, 2014, Corporate, Other and Eliminations revenue was ($597) million compared to ($630) million in 2013.  The operating cash flow loss was $543 million, including $138 million of transaction-related costs, compared to a loss of $405 million in the first nine months of 2013, including $74 million of costs associated with the termination of a pension plan.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax effects.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.

4     Beginning in 2014, our Cable Communications segment revised its methodology for counting customers related to how we count and report customers who reside in multiple dwelling units (“MDUs”) that are billed under bulk contracts (the “Billable Customers Method”). For MDUs whose residents have the ability to receive additional cable services, such as additional programming choices or our HD or DVR services, we now count and report customers based on the number of potential billable relationships within each MDU. For MDUs whose residents are not able to receive additional cable services, the MDU is now counted as a single customer. Previously, we had counted and reported these customers on an equivalent billing unit basis by dividing monthly revenue received under an MDU’s bulk contract by the standard monthly residential rate where the MDU was located (the “EBU Method”). Video customer metrics for 2013 are now presented on the Billable Customers Method to provide an appropriate comparison.  For high-speed Internet and voice customers, the differences in the customer metrics using the Billable Customers Method and the EBU Method were not material and 2013 data has not been adjusted.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, October 23, 2014 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 3387049.  A replay of the call will be available starting at 12:30 p.m. ET on October 23, 2014, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, October 30, 2014 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 3387049.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses.  NBCUniversal operates 30 news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts.  Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(in millions, except per share data)	September 30,		September 30,
	2013	2014	2013	2014
Revenue	$16,151	$16,791	$47,731	$51,043

Programming and production	4,787	4,772	14,418	15,554
Other operating and administrative	4,751	5,019	13,787	14,695
Advertising, marketing and promotion	1,283	1,296	3,737	3,748
	10,821	11,087	31,942	33,997

Operating cash flow	5,330	5,704	15,789	17,046

Depreciation expense	1,520	1,539	4,669	4,707
Amortization expense	396	420	1,204	1,222
	1,916	1,959	5,873	5,929
Operating income	3,414	3,745	9,916	11,117

Other income (expense)
Interest expense	(639)	(663)	(1,928)	(1,953)
Investment income (loss), net	464	21	549	254
Equity in net income (losses) of investees, net	(130)	33	(96)	87
Other income (expense), net	(310)	(96)	(280)	(150)
	(615)	(705)	(1,755)	(1,762)

Income before income taxes	2,799	3,040	8,161	9,355

Income tax expense	(1,021)	(407)	(2,994)	(2,759)

Net income	1,778	2,633	5,167	6,596

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(46)	(41)	(264)	(141)

Net income attributable to Comcast Corporation	$1,732	$2,592	$4,903	$6,455

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.65	$0.99	$1.84	$2.46

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.195	$0.225	$0.585	$0.675

Diluted weighted-average number of common shares	2,658	2,616	2,668	2,629

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	September 30,
	2013	2014
ASSETS

Current Assets
Cash and cash equivalents	$1,718	$4,547
Investments	3,573	531
Receivables, net	6,376	6,172
Programming rights	928	992
Other current assets	1,480	1,694
Total current assets	14,075	13,936

Film and television costs	4,994	5,560

Investments	3,770	3,129

Property and equipment, net	29,840	30,362

Franchise rights	59,364	59,364

Goodwill	27,098	27,323

Other intangible assets, net	17,329	17,089

Other noncurrent assets, net	2,343	2,474

	$158,813	$159,237

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$5,528	$5,680
Accrued participations and residuals	1,239	1,444
Deferred revenue	898	976
Accrued expenses and other current liabilities	7,967	5,461
Current portion of long-term debt	3,280	3,523
Total current liabilities	18,912	17,084

Long-term debt, less current portion	44,567	44,827

Deferred income taxes	31,935	32,227

Other noncurrent liabilities	11,384	10,388

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	957	1,058

Equity
Comcast Corporation shareholders’ equity	50,694	53,298
Noncontrolling interests	364	355
Total equity	51,058	53,653

	$158,813	$159,237

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Nine Months Ended
	September 30,
	2013	2014

OPERATING ACTIVITIES
Net income	$5,167	$6,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,873	5,929
Share-based compensation	312	386
Noncash interest expense (income), net	122	132
Equity in net (income) losses of investees, net	96	(87)
Cash received from investees	89	71
Net (gain) loss on investment activity and other	(239)	(24)
Deferred income taxes	(52)	358
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	145	89
Film and television costs, net	408	(471)
Accounts payable and accrued expenses related to trade creditors	(108)	119
Other operating assets and liabilities	(134)	(796)

Net cash provided by operating activities	11,679	12,302

INVESTING ACTIVITIES
Capital expenditures	(4,593)	(5,196)
Cash paid for intangible assets	(694)	(735)
Acquisitions and construction of real estate properties	(1,705)	(28)
Acquisitions, net of cash acquired	(42)	(477)
Proceeds from sales of businesses and investments	655	622
Return of capital from investees	146	6
Purchases of investments	(1,177)	(145)
Other	83	(127)

Net cash provided by (used in) investing activities	(7,327)	(6,080)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	395	(437)
Proceeds from borrowings	2,933	4,182
Repurchases and repayments of debt	(2,442)	(3,172)
Repurchases and retirements of common stock	(1,500)	(2,250)
Dividends paid	(1,454)	(1,676)
Issuances of common stock	35	33
Purchase of NBCUniversal noncontrolling common equity interest	(10,761)	-
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(164)	(170)
Settlement of Station Venture liability	(602)	-
Other	(140)	97

Net cash provided by (used in) financing activities	(13,700)	(3,393)

Increase (decrease) in cash and cash equivalents	(9,348)	2,829

Cash and cash equivalents, beginning of period	10,951	1,718

Cash and cash equivalents, end of period	$1,603	$4,547

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2013	2014	2013	2014
Operating income	$3,414	$3,745	$9,916	$11,117
Depreciation and amortization	1,916	1,959	5,873	5,929
Operating income before depreciation and amortization	5,330	5,704	15,789	17,046
Noncash share-based compensation expense	99	120	312	386
Changes in operating assets and liabilities	165	562	583	(343)
Cash basis operating income	5,594	6,386	16,684	17,089
Payments of interest	(636)	(656)	(1,768)	(1,820)
Payments of income taxes	(958)	(974)	(3,180)	(2,878)
Excess tax benefits under share-based compensation	(29)	(34)	(176)	(240)
Other	23	33	119	151
Net Cash Provided by Operating Activities	$3,994	$4,755	$11,679	$12,302
Capital expenditures	(1,726)	(1,950)	(4,593)	(5,196)
Cash paid for capitalized software and other intangible assets	(250)	(258)	(694)	(735)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(48)	(53)	(164)	(170)
Nonoperating items(1)	(2)	-	826	272
Total Free Cash Flow	$1,968	$2,494	$7,054	$6,473

Reconciliation of EPS Excluding Favorable Income Tax Adjustments, Gains on Sales, Acquisition-Related Items, Pension Termination Costs and Losses on Investments (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2013		2014		2013		2014
(in millions, except per share data)
	$	EPS (2)	$	EPS (2)	$	EPS (2)	$	EPS (2)

Net income attributable to Comcast Corporation	$1,732	$0.65	$2,592	$0.99	$4,903	$1.84	$6,455	$2.46
Growth %			49.7%	52.3%			31.7%	33.7%

Favorable income tax adjustments(3)	-	-	(724)	(0.28)	-	-	(724)	(0.28)
Gains on sales of investments(4)	(279)	(0.11)	-	-	(279)	(0.11)	(97)	(0.04)
Favorable resolution of a contingency of an acquired company(5)	-	-	-	-	-	-	(27)	(0.01)
Costs related to Time Warner Cable and Charter transactions(6)	-	-	49	0.02	-	-	87	0.04
Gain on sale of wireless spectrum licenses(7)	-	-	-	-	(67)	(0.03)	-	-
Pension termination costs(8)	46	0.02	-	-	46	0.02	-	-
Losses on investments(9)	234	0.09	-	-	234	0.09	-	-
Net income attributable to Comcast Corporation
(excluding favorable income tax adjustments, gains on sales, acquisition-related items, pension termination costs and losses on investments)	$1,733	$0.65	$1,917	$0.73	$4,837	$1.81	$5,694	$2.17
Growth %			10.6%	12.3%			17.7%	19.9%

(1)          Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions, to reflect cash taxes paid in the year of the related taxable income and to exclude the impacts of Economic Stimulus packages. Net cash provided by operating activities for 2014 includes a $150 million increase in July 2014 resulting from a change in our credit card payment processes that resulted in the acceleration of the recognition of cash receipts in Cable Communications. For free cash flow purposes, we consider the acceleration to be nonrecurring in nature and therefore, we excluded this amount from free cash flow as a nonoperating item.

(2)          Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(3)          3rd quarter 2014 net income attributable to Comcast Corporation includes $724 million of favorable income tax adjustments resulting from adjustments of uncertain tax positions.

(4)          2014 year to date net income attributable to Comcast Corporation includes $154 million of investment income, $97 million net of tax, resulting from sales of investments. 3rd quarter 2013 net income attributable to Comcast Corporation includes $443 million of investment income, $279 million net of tax, resulting from the sale of the investment in Clearwire.

(5)          2014 year to date net income attributable to Comcast Corporation includes $27 million of other income, resulting from the favorable resolution of a contingency related to the AT&T Broadband transaction.

(6)          3rd quarter 2014 net income attributable to Comcast Corporation includes $77 million of operating costs and expenses, $49 million net of tax, related to the Time Warner Cable and Charter transactions. 2014 year to date net income attributable to Comcast Corporation includes $138 million of operating costs and expenses, $87 million net of tax, related to the Time Warner Cable and Charter transactions.

(7)          2013 year to date net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of wireless spectrum licenses.

(8)          3rd quarter 2013 net income attributable to Comcast Corporation includes $74 million of other operating and administrative expenses, $46 million net of tax, resulting from the termination of a pension plan.

(9)          3rd quarter 2013 net income attributable to Comcast Corporation includes $371 million of expense ($236 million of other expense and $135 million of equity in net losses of investees), $234 million net of tax, resulting from losses on investments.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliation of Consolidated Revenue Excluding 2014 Olympics and Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions and Pension Termination Costs (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$16,151	$16,791	4.0%	$47,731	$51,043	6.9%

2014 Olympics	-	-		-	(1,103)

Revenue excluding 2014 Olympics	$16,151	$16,791	4.0%	$47,731	$49,940	4.6%

	2013	2014	Growth %	2013	2014	Growth %

Operating Cash Flow	$5,330	$5,704	7.0%	$15,789	$17,046	8.0%

Costs related to Time Warner Cable and Charter transactions	-	77		-	138
Pension termination costs	74	-		74	-

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions and pension termination costs	$5,404	$5,781	7.0%	$15,863	$17,184	8.3%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$5,851	$5,921	1.2%	$17,186	$18,813	9.5%

2014 Olympics	-	-		-	(1,103)

Revenue excluding 2014 Olympics	$5,851	$5,921	1.2%	$17,186	$17,710	3.0%

Reconciliation of Cable Networks Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$2,239	$2,255	0.7%	$6,877	$7,236	5.2%

2014 Olympics	-	-		-	(257)

Revenue excluding 2014 Olympics	$2,239	$2,255	0.7%	$6,877	$6,979	1.5%

Reconciliation of Broadcast Television Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

(in millions)	2013	2014	Growth %	2013	2014	Growth %

Revenue	$1,644	$1,770	7.7%	$4,893	$6,207	26.9%

2014 Olympics	-	-		-	(846)

Revenue excluding 2014 Olympics	$1,644	$1,770	7.7%	$4,893	$5,361	9.6%

Note: Minor differences may exist due to rounding.